Exhibit 5.1

[Letterhead of Cooley Godward LLP]

July 18, 2003

Diversa Corporation

4955 Directors Place

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DIVERSA CORPORATION, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to two million nine hundred seventy-three thousand twenty-four (2,973,024) shares of the Company’s Common Stock, $0.001 par value (the “Shares”), comprised of (i) up to two million (2,000,000) Shares issuable pursuant to the Company’s 1997 Equity Incentive Plan, (ii) up to six hundred seventy-three thousand twenty-four (673,024) Shares issuable pursuant to the Company’s 1999 Employee Stock Purchase Plan and (iii) up to three hundred thousand (300,000) Shares issuable pursuant to the Company’s 1999 Non-Employee Directors’ Stock Option Plan (the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Company’s Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plans and the related option and enrollment agreements, where applicable, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ L. KAY CHANDLER
L. Kay Chandler, Esq.